                                                                EXHIBIT (99)(d)


Equitable of Iowa Companies

Actuarial Appraisal of Life Insurance Companies as of
September 30, 1996

Volume I -- Appraisal Report




August 7, 1997
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[TILLINGHAST-TOWERS PERRIN LETTERHEAD]



August 7, 1997


Equitable of Iowa Companies
909 Locust Street
Des Moines, IA 50309-2899

Attention: Mr. Frederick S. Hubbell, Chairman

Gentleman:

The accompanying actuarial appraisal report on Equitable of Iowa Companies ("EIC") has been prepared by Tillinghast-Towers Perrin ("Tillinghast") in accordance with a letter of engagement between Tillinghast and EIC dated June 5, 1997.

This report has been prepared for the purpose of providing information to Equitable of Iowa for use in evaluating a potential merger transaction and to provide information to EIC's financial advisor, J.P. Morgan Securities, Inc., to assist it in issuing a fairness opinion to EIC's Board of Directors concerning the proposed merger transaction. Distribution of this report is limited, and particular attention is drawn to the reliances and limitations contained in Section IX, which contain the terms under which this report may be referenced or distributed.

We extend our appreciation to the members of EIC's staff who provided valuable assistance to us during the project.

In addition to the undersigned, other Tillinghast professionals responsible for carrying out this assignment were: Terry Cummings, ASA; Rachel Hancock, FSA; Matt Lantz, ASA; Ed Martin, FSA; Mehul Mehta, ASA; Mike Pressley, FSA; and Emil Huyghebaert.

Tillinghast is available to provide supplementary explanations as needed relative to the matters discussed in the report.

Sincerely,


Mark A. Davis, FSA, MAAA                       Thomas M. Grondin, FSA, FCIA

Table of Contents


I.       Background and Scope.............................................     1

II.      Summary of Results...............................................     3

III.     Adjusted Net Worth...............................................    11

IV.      Value of In-Force Business.......................................    16

V.       Value of New Business............................................    26

VI.      Experience Assumptions...........................................    35

VII.     Asset Assumptions................................................    39

VIII.    Tax Considerations...............................................    41

IX.      Reliances and Limitations........................................    42
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I.       Background and Scope

In accordance with a letter of engagement dated June 5, 1997, Tillinghast - Towers Perrin ("Tillinghast" or "we") has been retained by Equitable of Iowa Companies ("EIC" or the "Company") to develop an actuarial appraisal of the economic value of its life insurance subsidiaries. The purpose of the actuarial appraisal is to provide information to the management of EIC for use in evaluating a proposed merger transaction and to provide information to the Company's financial advisor, J.P. Morgan Securities, Inc. ("J.P. Morgan") to assist J.P. Morgan in issuing a fairness opinion to EIC's Board of Directors concerning the proposed merger transaction. The valuation or "as of" date of this appraisal is September 30, 1996.

In developing this appraisal, we have considered the following four components of value:

- adjusted net worth, which is primarily statutory capital and surplus plus certain other adjustments

- value of in force, which is the present value of projected after-tax statutory earnings expected to emerge from policies and contracts in-force as of September 30, 1996

- value of new business, or existing structure value, which is the present value of projected after-tax statutory earnings expected to emerge from policies and contracts written subsequent to the valuation date

- cost of capital, which represents the cost of holding a target level of capital and surplus in support of the in-force business and future new business.

The life insurance companies included in this appraisal are:

- Equitable Life Insurance Company of Iowa ("ELIC")
- Equitable American Insurance Company ("EAIC")
- USG Annuity & Life Company ("USG")
- Golden American Life Insurance Company ("GALIC").

Collectively, these life insurers are referred to as the "EIC Life Companies".

This appraisal does not include the nonlife subsidiaries of EIC.

EIC is a publicly-traded insurance holding company. All of the EIC Life Companies are wholly-owned by EIC. ELIC is a direct subsidiary of EIC, while USG and EAIC are direct subsidiaries of ELIC. GALIC is a direct subsidiary of EIC Variable, Inc. (a nonlife company), which is a direct subsidiary of EIC.

GALIC was acquired on August 13, 1996, when EIC acquired BT Variable, Inc., GALIC's parent. Subsequent to the acquisition, the BT Variable Inc. name was changed to EIC Variable, Inc. GALIC's New York subsidiary, First Golden American Life Insurance Company of New York, had not yet been formed as of the valuation date and thus is not considered in this appraisal.

August 1997                                                                    2
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ELIC, USG, and GALIC are licensed in 49 states and the District of Columbia.
EAIC is licensed only in Iowa and has no insurance business in-force.

The organization of EIC and the EIC Life Companies is given in the chart shown in Table 1.1.


Table 1.1
Organization of Equitable of Iowa Companies


                               Equitable of Iowa
                                   Companies
                                   ---------

         Equitable Life Insurance                      EIC Variable, Inc.
              Company of Iowa                          ------------------
              ---------------

 USG Annuity                  Equitable American             Golden American
& Life Company                Insurance Company           Life Insurance Company
--------------                -----------------           ----------------------


The business included in this appraisal is the life, annuity, and supplementary contracts of the EIC Life Companies. The in-force business also includes relatively small amounts of accidental death, waiver of premium, and accident & health coverages. These policies and benefits have not been considered in this appraisal, due to lack of materiality.

This report sets out the results of Tillinghast's actuarial appraisal of the EIC Life Companies. The values and conclusions in this report depend on the realization of the assumptions and strategies utilized and the accuracy of the data to which these assumptions and strategies have been applied. The reader should consider the appropriateness of the results only after reading the entire report, including the appendices, and judging the appropriateness of the assumptions used and strategies employed. The results presented in this report are based on data supplied to Tillinghast and are subject to the reliances and limitations set forth in Section IX.

This report and the information contained herein are for the internal use of the management of EIC and its advisors (provided such advisors agree in writing to be bound by the same conditions as EIC regarding distribution and use of the report). Distribution or disclosure to any other party is restricted by the limitations given in Section IX of this report.

August 1997                                                                    3
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II.      Summary of Results

This report sets out the following components of our appraisal of the EIC Life Companies as of September 30, 1996:

- adjusted net worth
- value of in force
- value of new business
- cost of capital.

The values in this report have been determined in accordance with our estimates of the most probable future experience of the EIC Life Companies.

2.1      Estimates of Value of the EIC Life Companies as of September 30, 1996

The estimates of value, including provision for cost of capital, of the EIC Life Companies as of September 30, 1996, are shown in Table 2.1. Provisions for cost of capital assume that required capital or "target surplus" is held at a level equal to approximately 200% of NAIC Company Action Level Risk-Based Capital ("RBC"). The values in Table 2.1 are based on a level future interest rate scenario using the September 30, 1996 yield curve based on constant maturity U.S. Treasury instruments. The effect of changing interest rates and a provision for interest rate risk developed using a stochastic interest scenario approach is given in Section 2.5.

Table 2.1
Estimates of Value, After-Tax, as of September 30, 1996
($ Millions)
--------------------------------------------------------------------------------
Risk Discount Rates:                  9%               11%               13%

Adjusted net worth                $  732.7          $  732.7          $  732.7
Value of in force                    682.5             621.8             570.9
Value of new business                809.9             604.9             456.0
Cost of capital                     (328.2)           (414.9)           (474.1)
                                  --------          --------          --------
Total value                       $1,896.8          $1,544.6          $1,285.6

The adjusted net worth of the EIC Life Companies equals statutory capital and surplus (consolidated) as of September 30, 1996 plus other adjustments, as appropriate. These adjustments are in respect of the asset valuation reserve ("AVR"), certain assets which are nonadmitted under statutory accounting principles, a market value adjustment for assets supporting adjusted net worth, and a federal income tax adjustment computed on the market value adjustment with recognition of differences in the book and tax values of certain assets.

The value of in force has been computed as the present value of after-tax statutory profits in respect of the business in-force. The value was derived from a computer model of the major

August 1997                                                                    4
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product lines developed from an analysis of in-force policies and contracts at
September 30, 1996. The major product lines include fixed deferred annuities, immediate annuities, variable annuities, supplementary contracts, participating and nonparticipating traditional life insurance, and universal life (including current interest whole life). The model projects future after-tax statutory profits, which have been discounted at 9%, 11%, and 13% to derive the estimates of the value of in force. Profits have been projected for 30.25 years following the valuation date (to December 31, 2026). Certain miscellaneous policies and benefits have not been projected, due to immateriality, and no value has been assigned.

The value of new business has been computed in a manner similar to that used to compute the value of in force. New business value has been derived from a computer model of business expected to be written in the ten-year period subsequent to December 31, 1996, plus actual amounts written in the fourth quarter of 1996. The model is based on a profile of business expected to be written in 1997. Generally, model plans, issue ages, underwriting classifications, etc., were based on a review of business actually written in the first three quarters of 1996, as contained in the in force model. For all new business, profits have been projected through December 31, 2036 and discounted back to the valuation date at 9%, 11%, and 13%.

The estimates of the value of in force and the value of new business are based on the assumption that all future statutory earnings from this business are distributed to shareholders quarterly. In practice, life insurance companies must retain a certain level of statutory capital and surplus to support ongoing operations and maintain favorable regulatory and rating agency treatment. Such retained capital and surplus is referred to as "target surplus" in this report. To the extent that the after-tax yield rate on assets assumed to support target surplus is lower than the discount rates used in calculating the value of in force, there is a cost associated with holding target surplus. Throughout this report, such cost is referred to as "cost of capital".

The cost of capital amounts in Table 2.1 provide estimates of the cost of holding target surplus equal to 200% of NAIC Company Action Level RBC. The derivation of these amounts, as well as costs for alternative levels of target surplus, is given below in Section 2.3.

The sensitivity of the results contained in Table 2.1 to changes in certain assumptions and parameters is given below in Section 2.6.

Details of the calculation of adjusted net worth and the value of in force are given in Sections III and IV respectively. The calculation of the value of new business is discussed in Section V. Discussion of the assumptions used in determining the estimates of value of in force and value of new business is set out in Sections VI and VII. In determining the assumptions we considered the Company's current operating experience together with our general knowledge of the life insurance industry.

Section VIII contains a summary of the federal income tax consideration used in deriving the estimates of value.
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2.1.1 OPERATIONS NOT VALUED. Certain miscellaneous policies and benefits have not been valued due to their lack of materiality. These include:

- accidental death benefits
- waiver of premium riders
- accident and health insurance.

We have not placed any value on these operations and would not expect such value to be material.

2.2      Discount Rates

The estimates of actuarial appraisal value for the EIC Life Companies have been developed using discount rates of 9%, 11%, and 13%. Tillinghast believes this range of discount rates is representative of the rates sought by investors in the life insurance industry today. Tillinghast will provide values at other discount rates upon request.

2.3      Cost of Capital

A certain level of capital and surplus must be retained as target surplus. To the extent that the after-tax earnings rate on assets assumed to support target surplus is lower than the discount rates assumed, there is a cost associated with holding target surplus.

The cost of capital is derived as follows:

              initial target surplus amount

     less     present value of after-tax release of target surplus

     plus     market value adjustment for assets supporting target surplus.

The level of target surplus deemed appropriate will depend on the risks inherent in the business, regulatory views and the company's desire to achieve or maintain certain ratings from agencies. The initial level of target surplus represents, in effect, a reduction to adjusted net worth, which was calculated assuming all net worth could be immediately distributed to shareholders.

Likewise, since adjusted net worth was assumed to be distributed immediately, assets in support of it were marked to market and the difference between the after-tax market value of these assets and their book values was an adjustment in the development of adjusted net worth. To the extent that some of these assets will be retained to support target surplus, the market value adjustment in respect of such assets must be reversed.

As the in-force business runs down, the amount of target surplus also declines. The effect on earnings each year is the amount of the release of target surplus plus the after-tax investment income earned on the assets supporting target surplus. The present value of these after-tax releases of target surplus is used to offset the initial amount of target surplus (and its market value adjustment) with the result being the cost of capital.
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For illustrative purposes, Table 2.2 contains costs of capital for three different target surplus levels. The levels illustrated are 150%, 200%, and 250% of NAIC Company Action Level RBC. Table 2.2 contains cost of capital amounts for the in-force business, while Table 2.3 shows cost of capital for new business.


Table 2.2
Cost of Capital -- In Force ($ Millions)
------------------------------------------------------------------------------------------------------------------------
Discount Rates:                     150% RBC                         200% RBC                        250% RBC
                            9%         11%       13%         9%         11%        13%        9%        11%         13%
Target surplus at
September 30, 1996       $(339.6)   $(339.6)   $(339.6)   $(455.6)   $(455.6)   $(455.6)   $(573.1)   $(573.1)   $(573.1)

Present value of
after-tax release of
target surplus            273.6      249.4      229.3      367.1      334.6      307.7      461.9      421.0      387.2

Market value
adjustment for assets
supporting target
surplus                    (2.7)      (2.7)      (2.7)      (3.6)      (3.6)      (3.6)      (4.5)      (4.5)      (4.5)
                         ------     ------     ------     ------     ------     ------     ------     ------     ------

Cost of capital on
in-force business        $(68.7)    $(92.9)    $(113.0)   $(92.1)    $(124.6)   $(151.5)   $(115.8)   $(156.6)   $(190.5)


Table 2.3
Cost of Capital -- New Business ($ Millions)
--------------------------------------------------------------------------------------------------------------------
Discount Rates:                    150% RBC                        200% RBC                         250% RBC
                           9%        11%        13%        9%         11%       13%         9%         11%        13%
Target surplus at
September 30, 1996      $  0.0     $  0.0     $  0.0     $  0.0     $  0.0     $  0.0     $  0.0     $  0.0     $  0.0

Present value of
after-tax release of
target surplus          (175.9)    (216.4)    (240.6)    (236.1)    (290.3)    (322.6)    (295.0)    (363.1)    (403.8)
                        ------     ------     ------     ------     ------     ------     ------     ------     ------

Cost of capital on
new business            $(175.9)   $(216.4)   $(240.6)   $(236.1)   $(290.3)   $(322.6)   $(295.0)   $(363.1)   $(403.8)


2.4      New Business Productions Assumptions

Table 2.4 below contains a summary of the production amounts (premium issued) used to develop the value of new business. Further details are given in Section V.

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
Table 2.4
New Business Production Amounts
Premium Issued ($ Millions)
-----------------------------------------------------------------------------------

                          1996 Q4    1997      1998      1999      2000      Growth*

Fixed Deferred Annuity    $  277    $1,334    $1,457    $1,651    $1,817        10%
Immediate Annuity             28       117       131       144       155         8%
Variable Annuity             210       981     1,219     1,525     1,830        20%
Variable Life                  2        20        25        30        35        12%
Life Insurance                 7        32        33        34        35         3%
                          ------    ------    ------    ------    ------    ------

Total                     $  524    $2,484    $2,865    $3,384    $3,872        15%

* represents the compound growth rate in production for each year from 2000 through 2006

The production assumed for the fourth quarter of 1996 is based on actual sales data by product line while sales volumes for 1997 through 2006 are based on the Company's new business forecasts.

The distribution of the assumed fourth quarter 1996 production amounts was based on actual sales amounts where possible and otherwise prorated over production volumes for products sold in 1995 and the first three quarters of 1996. The distribution of 1997 through 2006 production was based on a combination of company expectations and the distribution profile from 1995 and 1996.

2.5      Interest Rate Risk

The values given in Table 2.1 are based on a continuation of the September 30, 1996 treasury yield curve to all future points in time. This is referred to as a "level interest scenario". In fact, the yield curve can and will change going forward into the future. To illustrate the effect that changes in the future interest rate environment can have on the estimates of the value of in force and new business, results have been calculated using the mean of the results achieved under stochastically generated interest rate scenarios. For in force, 50 scenarios have been used and for new business, 200 scenarios were used. The results are given below in Table 2.5 and Table 2.6 for in-force and new business, respectively. All other assumptions are consistent with the baseline results; this means that we have not reflected in the economic assumptions (i.e., reinvestment strategy, crediting strategy, etc.) any alternative management actions that could be taken in different interest rate environments. The values in Table 2.5 and Table 2.6 are after a deduction for cost of capital using a target surplus level of 200% of Company Action Level RBC, and reflect only the general account business of ELIC and USG.
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
Table 2.5
Provision for Interest Rate Risk After Cost of Capital
Value of In Force - ELIC and USG General Account Only
($ Millions)
--------------------------------------------------------------------------------

                                               9%            11%           13%
Level scenario value
of in force                                  $511.7        $428.1        $358.1

Mean in force value
from 50 scenarios                             472.3         400.7         339.9

Effect of basing value on mean
of 50 scenarios                               (39.5)        (27.3)        (18.2)


Table 2.6
Provision for Interest Rate Risk After Cost of Capital
Value of New Business - ELIC and USG General Account Only
($ Millions)
--------------------------------------------------------------------------------

                                                 9%           11%           13%
Level scenario value
of new business                                $266.1       $135.8        $ 44.2

Mean new business value
from 200 scenarios                              277.6        126.8          22.5

Effect of basing value on mean of
200 scenarios                                    11.5         (8.9)        (21.7)


Further information concerning interest rate risk including the rationale for using 200 scenarios for new business, is presented in Sections 4.5 and 5.4.

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2.6      Sensitivity Analysis

The sensitivity of the estimates of value of in force and value of new business at September 30, 1996 to changes in assumptions was also examined. Table 2.7 shows the impact on value, after cost of capital at 200% RBC, from changing one assumption while all others are left unchanged. Only ELIC and USG in force and new business are included in the sensitivity tests.

A brief explanation of each of these sensitivity tests follows:

- The expense sensitivity test allows for a 10% reduction in maintenance expenses.

- The mortality sensitivity test allows for a 10% improvement in mortality experience.

- The lapse sensitivity allows for a 20% improvement in annual base lapse rates, i.e., an 8% lapse rate becomes 6.4%.

- The interest sensitivity test allows for an increase of 25 basis points in the interest spread for the interest sensitive business.

- The default sensitivity test allows for an increase of 10 basis points to the default provision (mortgage-backed securities were not increased).

The baseline assumptions are set forth in the appendices.


Table 2.7
Impact on Value from Changes in Assumptions
Equitable Life and USG General Account Only
($ Millions)
--------------------------------------------------------------------------------

Risk Discount Rates:                            9%           11%          13%
Baseline value                                $800.6       $584.8       $421.9
Maintenance expenses reduced by 10%             20.2         17.5         15.3
Mortality rates improve by 10%                  34.0         27.3         22.4
Lapse rates improve by 20%                      88.3         61.8         43.8
Interest spreads increase by 25 bp             201.8        172.3        148.7
Default costs increase by 10 bp                (59.2)       (50.6)       (43.9)


Note that the changes to mortality assume no changes in the charges levied against policyholders. ELIC and USG can adjust cost of insurance charges on some policy forms. Also, the change in interest spreads only reflects an increase in target interest spreads for credited rate resets; competitor constraints, minimum spreads, and interest guarantees were not changed. In some cases, the 25 basis point increase in spread may not be fully realized.

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Regarding the first three sensitivity test results, it should be noted that if experience deteriorated by the percentages given in Table 2.7, the effects on value would be similar to those in Table 2.7 but they would be decreases, not increases. Also, it should be noted that the combined effect on value of a combination of changes in certain assumptions may not be equal to the sum of the individual effects due to interactivity.

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III.     Adjusted Net Worth

The adjusted net worth of $732.7 million comprises the consolidated statutory capital and surplus of the Equitable Life Companies as of September 30, 1996 adjusted as shown in Table 3.1.



Table 3.1
Adjusted Net Worth ($ Millions)
--------------------------------------------------------------------------------
Statutory capital and surplus                                            $628.4
Asset valuation reserve                                                    92.8
Nonadmitted assets                                                         12.8
Market value adjustment (after tax)                                        (1.3)
                                                                         ------
Total adjusted net worth                                                 $732.7


An explanation of each item appearing in Table 3.1 is given below.

3.1      Statutory Capital and Surplus

The starting point for adjusted net worth is the total statutory capital and surplus for the Equitable Life Companies. This amount includes the statutory capital and surplus of each of the four life companies and a consolidation adjustment to reflect ELIC's direct ownership of EAIC and USG. A breakdown of this capital and surplus by entity is given in Table 3.2.


Table 3.2
Statutory Capital and Surplus ($ Millions)
--------------------------------------------------------------------------------
Equitable Life                                                           $568.8
Equitable American                                                        138.6
USG Annuity & Life                                                        414.0
Golden American                                                            59.6
Consolidation adjustment                                                 (552.7)
                                                                         ------
Total capital and surplus                                                $628.4


3.2      Asset Valuation Reserve

The asset valuation reserve (AVR) was introduced into statutory accounting beginning in 1992 replacing the Mandatory Securities Valuation Reserve. The AVR is a required liability in the statutory balance sheet of a life insurance company. For purposes of valuing life

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insurance companies, the AVR is regarded as allocated surplus and thus is included in adjusted net worth. The AVR split by company is given in Table 3.3.



Table 3.3
AVR ($ Millions)
-----------------------------------------------------
Equitable Life                                 $ 33.4
Equitable American                                2.8
USG Annuity & Life                               56.0
Golden American                                   0.5
                                                  ---
Total AVR                                      $ 92.8

=====================================================


3.3       Nonadmitted Assets

Certain assets, e.g., furniture, equipment, and agents' debit balances, are not allowed under statutory accounting practices and thus are considered nonadmitted. These assets are included in adjusted net worth at their GAAP values, which are intended to represent realizable values.
A summary of these assets is given in Table 3.4.



Table 3.4
Nonadmitted Assets ($ Millions)
-----------------------------------------------------
Agent's debit balances                         $  2.1
Furniture and equipment                           8.3
Suspense debits                                   2.1
Miscellaneous                                     0.3
                                                  ---
Total nonadmitted assets                       $ 12.8

=====================================================


3.4       Market Value Adjustment (After Tax)

3.4.1 GENERAL. Assets are carried at book value under statutory accounting practices. Invested assets assumed to support adjusted net worth are adjusted to market values since these assets are assumed to be immediately available to shareholders.

Table 3.5 below contains a summary of the book and estimated market values of assets assigned to support adjusted net worth. The book value of $721.2 million for these assets is equal to the adjusted net worth given in Table 3.1, excluding the nonadmitted assets (which are assumed to be at market value), the market value adjustment, and the federal income tax adjustment.

August 1997                                                                   13
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
Table 3.5
Assets Supporting Adjusted Net Worth ($ Millions)
-------------------------------------------------------

                               Book Value  Market Value
Equitable of Iowa
     Other invested assets
     (Schedule BA)              $  5.4       $  5.4
     Asset derivatives            19.3         18.4
     Common stock                 24.4         24.4
     Dividend from EAIC           24.6         24.6
     Cash                          0.6          0.6
                                ------       ------
                                $ 74.2       $ 73.4
Equitable American
     Bonds                      $ 63.7       $ 62.1
     Preferred stock               0.6          0.4
     Common stock                 10.8         10.8
     Commercial mortgages         32.5         32.5
     Real estate                   5.9          5.9
     Cash and short term           3.2          3.2
                                ------       ------
                                $116.8       $115.0
USG Annuity & Life
     Bonds                      $348.2       $353.1
     Common stock                 36.0         36.0
     Commercial mortgages         78.9         78.9
     Cash & short term             6.9          6.9
                                ------       ------
                                $470.0       $474.9
Golden American
     Bonds                      $ 51.2       $ 51.1
     Common stock                  0.1          0.1
     Cash & short term             8.7          8.7
                                ------       ------
                                $ 60.0       $ 59.9

Total                           $721.0       $723.2

==================================================

The total pretax market value adjustment is $2.2 million.

The market value adjustment stems primarily from bonds, although the asset derivatives also contribute.

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3.4.2 FEDERAL INCOME TAX ADJUSTMENT. A tax rate of 35% has been applied to the market value adjustment amounts consistent with assuming that adjusted net worth is distributed to shareholders. Any book value to tax value differences were reflected in the federal income tax adjustment calculation. In some cases, the tax basis was approximated using asset cost information contained in the 1996 statutory annual statements.

Table 3.6 below summarizes the market value and federal income tax adjustments included in the calculation of adjusted net worth.



Table 3.6
Adjustments to Adjusted Net Worth
($ Millions)
----------------------------------------------------------------------------------------------------------

                                              Market Value       Federal Income Tax              Net

Equitable Life                                       $ (0.8)                  $ (1.9)          $ (2.7)
Equitable American                                     (1.8)                     1.1             (0.7)
USG Annuity & Life                                      4.9                     (2.7)             2.2
Golden American                                        (0.1)                     0.0             (0.1)
                                                       -----                     ---             -----
Total                                                 $ 2.2                   $ (3.5)          $ (1.3)

==========================================================================================================

The federal income tax adjustment exceeds the market value adjustment due to the recognition negative book to tax differences.

3.4.3 TARGET SURPLUS EFFECT. The development of the market value adjustment in
Section 3.4.1 assumes that all assets in support of adjusted net worth are available for immediate distribution to shareholders. To the extent funds are retained within the company as target surplus, the market value adjustment should be reversed since these funds are not available for immediate distribution.

Table 2.2 in Section II of the report shows target surplus at September 30, 1996 at three levels of RBC: 150%, 200%, and 250%. The book and market values of those invested assets in adjusted net worth which are assumed to support target surplus are given below in Table 3.7. The market value adjustments on these assets, i.e., $2.7 million, $3.6 million, and $4.5 million at 150%, 200%, and 250% of RBC respectively, have been reversed and reflected in the cost of capital shown in Table 2.2.

August 1997                                                                   15
--------------------------------------------------------------------------------





Table 3.7
Market Value Adjustment for Assets Supporting Target Surplus ($ Millions)
------------------------------------------------------------------------------------------------------------------------------

                                 150% RBC                            200% RBC                         250% RBC
                                           After-Tax                         After-Tax                        After-Tax
                           Book Value     Market Value       Book Value      Market Value     Book Value      Market Value
Equitable Life               $ 88.2           $ 88.9           $118.6           $119.5           $149.5           $150.6
USG Annuity & Life            233.0            235.1            312.5            315.2            392.9            396.4
Golden American                18.4             18.4             24.5             24.5             30.7             30.7
                             ------           ------           ------           ------           ------           ------
Total                        $339.6           $342.3           $455.6           $459.2           $573.1           $577.6
                         ------------------------------------------------------------------------------------------------------
Market Value
Adjustment                            $ 2.7                             $ 3.6                              $ 4.5


===============================================================================================================================

August 1997                                                                   16
--------------------------------------------------------------------------------



IV.       Value of In-force Business

4.1       Methodology

The value of in-force business was calculated as the present value of after-tax statutory profits expected to be generated in the future by the business in-force as of September 30, 1996. A provision for the cost of capital at 200% RBC was also calculated.

Future profits expected to emerge on the major lines of business were projected by asset/liability models representing the asset and liability portfolios of ELIC, USG, and GALIC as of September 30, 1996. For each of the three companies, a single asset/liability model was constructed to represent the major lines of business. The major lines of business are:

ELIC

-    Universal Life (UL)
-    Current Interest Whole Life (CIWL)
-    Traditional Nonparticipating (Non-Par)
-    Traditional Participating (Par)
-    Fixed Deferred Annuity
-    Immediate Annuity
-    Variable Annuity

USG

-    Life Insurance
-    Fixed Deferred Annuity
-    Immediate Annuity

GALIC

-    Variable Annuity
-    Variable Life

The main components of each asset/liability model were:

- a model of in-force policies consisting of a collection of representative policies or "model points", which collectively represent the entire portfolio of in-force business

- a portfolio of existing assets assumed to support the current liabilities for this block of in-force business

- a set of assumptions used to project future asset and liability cash flows in the model and to specify the interaction between the asset and liability portfolios.

The TAS Tillinghast Actuarial Software(TM) (TAS) projection system has been used to project and/or aggregate the asset and liability cash flows and calculate present values. The bond and mortgage-backed security portfolios were projected using the CMS BondEdge system.

August 1997                                                                   17
--------------------------------------------------------------------------------



The commercial mortgage portfolio and all assets purchased from future positive cash flow were entirely projected in TAS. Further information is presented below in Section 4.4.

The liability and asset models are described more fully below in Sections 4.3 and 4.4, and further details are given in Appendices A, B, C, D, and F. Asset and liability assumptions are described in Sections VI and VII of this report and in more detail in Appendices E, F, and G.

4.2       Value of In Force Summary

The after-tax estimates of the value of in force of ELIC, USG, GALIC, and EAIC as of September 30, 1996 are given in Table 4.1, assuming a level future interest rate scenario. Values are also shown after cost of capital at a level approximately equal to 200% RBC. The small value for EAIC actually represents the amortization of an interest maintenance reserve (IMR), along with after-tax investment income on the assets held in support of the IMR.



Table 4.1
Value of In Force
($ Millions)
--------------------------------------------------------------------------------

Company                                 9%               11%               13%
ELIC
- After-tax book profits           $221.1            $197.8            $178.8
- Cost of capital                   (29.1)            (38.7)            (46.5)
                                   ------            ------            ------
- Value of in force                 191.9             159.0             132.3
USG
- After-tax book profits           $408.2            $375.8            $348.1
- Cost of capital                   (59.6)            (81.3)            (99.5)
                                   ------            ------            ------
- Value of in force                 348.6             294.5             248.5
GALIC
- After-tax book profits           $ 52.2            $ 47.3            $ 43.3
- Cost of capital                    (3.4)             (4.5)             (5.5)
                                   ------            ------            ------
- Value of in force                  48.8              42.8              37.8
EAIC
- After-tax book profits           $  1.0            $  0.9            $  0.8
- Cost of capital                     0.0               0.0               0.0
                                   ------            ------            ------
- Value of in force                   1.0               0.9               0.8
Total
- After-tax book profits           $682.5            $621.8            $570.9
- Cost of capital                   (92.1)           (124.6)           (151.5)
                                   ------            ------            ------
- Value of in force                 590.4             497.2             419.4

================================================================================

August 1997                                                                   18
--------------------------------------------------------------------------------



4.3       Liability Models

4.3.1. DESCRIPTION OF BUSINESS. As discussed in Section 4.1, asset/liability models were constructed to produce the projections for the major product lines. Brief profiles of the business are given below:

ELIC UL

This line of business consists of a range of flexible premium universal life plans written since 1982. The line includes both front-end and back-end load products issued on single lives, as well as a joint-life last survivor product.

ELIC CIWL

This line of business consists of a range of single premium and current interest whole life plans written since 1986.

ELIC NON-PAR

Included in this line of business are numerous premium paying and paid-up whole life plans issued since 1935 as well as several plans of term insurance issued since 1987.

ELIC PAR

This line of business consists of many limited premium and continuous premium whole life and endowment products issued since 1935. Also included are dividend accumulations and paid-up additions purchased with annual dividends.

ELIC FIXED DEFERRED ANNUITY

This line of business consists of an older block of business issued starting in 1980 and a newer block with issues commencing in 1994. Variations include both single and flexible premium products with and without market value adjustments.

ELIC IMMEDIATE ANNUITY

This line of business is comprised of combinations of certain, life and joint-life immediate annuities. Issues date back to 1986.

ELIC VARIABLE ANNUITY

This line consists of a variable deferred annuity product. Issues date back to 1994.

USG LIFE INSURANCE

All life insurance policies issued by USG are included in this line of business, including both UL and CIWL plans and term insurance plans issued since 1991.

August 1997                                                                   19
--------------------------------------------------------------------------------



USG FIXED DEFERRED ANNUITY

Issues for this line date back to 1988. Product variations include both single and flexible premium, with and without market value adjustments, one-year and multi-year credited rates, and first year interest bonuses.

USG IMMEDIATE ANNUITY

This line of business is comprised of combinations of certain, life and joint-life immediate annuities. Issues date back to 1988.

GALIC VARIABLE ANNUITY

This line is comprised of two variable annuity products with three different minimum death benefit guarantees. The original product has issues dating back to 1989 where the newer version issued its first policy in 1995.

GALIC VARIABLE LIFE

This line consists of a variable UL product issued since 1989.

4.3.2     DESCRIPTION OF MODELS.

-    All General Account Life Models

Representative policies or "model plans" were selected for each major line with regard to the underlying business and the main drivers of profitability for each type of product. Small plans were mapped with larger representative plans with similar expected profit patterns.

The number of model ages for each plan ranges from two to eight, depending on the size of the plan. Issue years were grouped on many of the older plans; exact issue years were generally reflected on recently issued plans. Policies were generally assumed to be issued during the middle of each calendar year on a monthly premium mode basis.

The UL and CIWL model plans reflect reinsurance ceded on an YRT basis.

-    Annuity Models

For deferred annuities, model plans were chosen within each major product classification. The plans chosen were those that were most significant in magnitude within each class. Single issue ages were modeled with mid-quarter issue dates within each issue year.

For immediate annuities, model plans were chosen from each of the three product variations. Single issue ages were modeled with mid-quarter issue dates within each issue year.

For variable annuities, all products were modeled. Model plans are further distinguished by minimum guaranteed death benefit option (standard, ratcheted, or 7% Solution). Single issue ages were modeled with mid-quarter issue dates within each issue year.

August 1997                                                                   20
--------------------------------------------------------------------------------



4.3.3 VALIDATION OF MODELS. As a check on the reasonableness of the models and to gauge the representation of the in-force business by the models, "static" and "dynamic" validations were performed.

The static validations compare actual inventory amounts to those derived from TAS on the model start date, i.e., September 30, 1996.

For general account business, comparisons are made for face amounts and reserves. Summaries of these validations for life and annuity business are given in Tables 4.2 and 4.3, respectively. For separate account business, a summary of the validation is given in Table 4.4.

August 1997                                                                   21
--------------------------------------------------------------------------------





Table 4.2
Summary of Static Validation for General Account Life Models
-------------------------------------------------------------------------------------------------------------------

                                 ELIC                ELIC              ELIC               ELIC
                                  UL                 CIWL             Non-Par              Par                USG
Face Amount ($ Millions)
Model                          $  5,486            $    808          $  1,402            $    986          $  1,727
Actual                            5,486                 808             1,402                 986             1,727
M/A%                              100.0%              100.0%            100.0%              100.0%            100.0%

Reserve ($ Millions)
Model                          $  325.1            $   83.1          $  123.2            $  484.8          $   42.3
Actual                            318.4                87.9             122.8               480.0              41.1
M/A%                              102.1%               94.5%            100.3%              101.0%            102.9%

===================================================================================================================




Table 4.3
Summary of Static Validation for General Account Annuity Models
-----------------------------------------------------------------------------------------------------

                                 ELIC              ELIC              USG                   USG
                                  DA                IA               DA                    IA
Reserve ($ Millions)
Model                          $  930.4          $  120.0          $5,748.3            $  318.5
Actual                            920.3             122.4           5,696.4               319.8
M/A%                              101.1%             98.0%            100.9%               99.6%

=====================================================================================================




Table 4.4
Summary of Static Validation for Variable Life & Annuity Models
--------------------------------------------------------------------------------

                                  ELIC           GALIC                 GALIC
                                   VA              VA                   VL
Reserve ($ Millions)
Model                          $  234.1          $1,266.3            $   24.1
Actual                            234.0           1,271.9                24.8
M/A%                              100.1%             99.6%               97.3%

================================================================================

August 1997                                                                   22
--------------------------------------------------------------------------------

The dynamic validations compare various income statement items from recent statutory financial statements with those derived from TAS projections for full years following the projection start date. By examining the trend of the actual 1995 and 1996 statutory results compared to the projected 1997 and 1998 results (in force plus new business), and also taking into consideration the results of the static validation, we concluded the projection models are reasonable representations of the in force and anticipated new business of the EIC Life Companies.

4.4       Asset Models

4.4.1 EXISTING ASSET PORTFOLIOS. The assets of the EIC Life Companies as of September 30, 1996 were allocated to support either the in-force business, miscellaneous liabilities, or adjusted net worth. Invested assets were allocated to the in force and consisted of bonds, mortgage-backed securities, and commercial mortgages. Related net deferred premiums and policy loans were also allocated to the in-force life insurance business. Invested assets were allocated in an amount such that total book value plus accrued investment income plus any deferred net premium asset and policy loan balance exactly equals policy reserve liabilities plus target surplus and interest maintenance reserve. The allocation was done at the insurance company level and not at a line of business level. Invested assets were not "cherry picked" but rather pro rata slices were taken as required. The remaining assets were then assigned to adjusted net worth or other miscellaneous liabilities with regard to the nature of these assets. Details of the asset allocation are provided in Appendix C.

In order to fully support the initial target surplus level in ELIC, invested assets from EALIC are included in the ELIC in force model. The need for additional invested assets in ELIC to support a 200% RBC target surplus level arises once consolidated capital and surplus is determined by eliminating the capital and surplus of USG and EAIC from ELIC's capital and surplus. A pro rata slice of EALIC's invested bonds, mortgage-backed securities, and commercial mortgages is taken in order to balance the ELIC in force projection. The book value of assets so used is approximately $32 million.

EIC supplied TAS existing asset files for the commercial mortgage assets. These files had been used in the Company's cash flow testing models. Tillinghast performed a review of these files, and selected a sample of specific mortgage deals in order to check the detail coding in TAS. Totals by company were traced to commercial mortgage balances contained in the September 30, 1996 statutory quarterly statements. We concluded that these files were materially correct and will reasonably project cash flows from these assets.

For bonds and mortgage-backed securities, EIC supplied Tillinghast with projections performed by the Company using the BondEdge system. Tillinghast reviewed the projections supplied, and also examined the input data and procedures used to develop the BondEdge projections. Starting balances were traced to amounts contained in the September 30, 1996 statutory quarterly statements. We concluded that these projections were materially correct and will reasonably reflect expected cash flows from these assets.

4.5       Assessment of Interest Rate Risk

4.5.1 GENERAL. Our baseline values presented above were developed using a level interest rate scenario where the September 30, 1996 Treasury yield curve is assumed to continue unchanged into the future. In fact, interest rates can and will change, although the direction

August 1997                                                                   23
--------------------------------------------------------------------------------

and degree of such changes is unknown. Changing interest rates will affect an insurer's crediting and investment strategies, policyholder behavior and thus liability cash flows, as well as asset cash flows. Generally, these changes will negatively impact an insurer's operations. An increasing interest rate environment will generally cause an increase in lapse and withdrawal activity, while asset market values decrease and asset prepayments decline. The opposite will generally occur in a decreasing interest rate environment, with the added risk that the insurer might be unable to meet spread targets due to the imposition of minimum guaranteed credited rates. Thus, interest rate changes will ordinarily result in a reduction in value.

4.5.2 METHODOLOGY. One approach to assessing interest rate risk is to make projections using stochastically generated interest scenarios. In this appraisal, 200 scenarios have been used for new business, and 50 scenarios have been used for the in-force business. Value is measured as the mean result obtained over the multiple stochastic scenarios. Provision for interest rate risk is measured as the difference between the level scenario result and the mean result from the multiple stochastic scenarios.

Multi-scenario projections were made for the Company's general account business only. The separate account business of ELIC and GALIC was not included in our assessment of interest rate risk. Cost of capital has been reflected at a 200% RBC level.

4.5.3 RESULTS. The provision for in-force interest rate risk is shown below in Table 4.5. Values include the cost of capital at 200% RBC and exclude separate account business.



Table 4.5
In Force - Provision for Interest Rate Risk
($ Millions)
-----------------------------------------------------------------------------------------
                                                    9%               11%               13%
ELIC
- Baseline - level scenario                    $290.0            $259.0            $233.8
- 50 scenarios - mean value                     275.4             249.1             227.4
                                               ------            ------            ------
- Provision for interest rate risk             $ 14.6            $  9.9            $  6.4
USG
- Baseline - level scenario                    $648.7            $596.1            $551.3
- 50 scenarios - mean value                     623.9             578.6             539.5
                                               ------            ------            ------
- Provision for interest rate risk             $ 24.8            $ 17.5            $ 11.8

Interest Rate Risk - Total Provision           $ 39.4            $ 27.4            $ 18.2

=========================================================================================

August 1997                                                                   24
--------------------------------------------------------------------------------



4.5.4 DISCUSSION OF RESULTS. In Table 4.5, a positive provision represents a reduction in value due to interest rate risk. A negative provision would indicate an increase in value over the level interest scenario result.

The TAS scenario generator utilizes a mean reversion process where the generated scenario rates are "pulled" towards target rates. The target rates used for this appraisal are equal to the average actual treasury interest rates observed in the ten year period prior to September 30, 1996. For the 90-day and 10-year scenario rates, the mean reversion targets used are 5.68% and 7.54% respectively, compared to the September 30, 1996 starting values of 5.17% and 6.72%. Although the mean reversion function is relatively weak, on average and over time, the stochastically generated scenarios will reflect a higher and somewhat steeper yield curve than the level scenario. This can be seen from the scenario distribution reports contained in Appendix F.

Table 4.6 below presents the distribution of results for the in force projections using 50 scenarios. The business included is the general account business of ELIC and USG only. Cost of capital is included at 200% RBC.



Table 4.6
Distribution of 50 Scenario Results
Value of In Force After Cost of Capital
ELIC and USG General Account Business Only
($ Millions)
--------------------------------------------------------------------------------------------------------------

                                          ELIC                                       USG
                                 9%           11%           13%            9%           11%           13%
Maximum                     $296.0        $254.5        $220.8        $393.7        $335.9        $290.1
85th percentile              177.0         147.9         124.3         383.5         327.3         279.4
75th percentile              174.0         145.8         122.5         369.1         316.9         271.9
Median                       168.3         141.1         118.4         339.8         288.0         245.7
25th percentile              156.6         131.8         110.9         262.5         225.5         193.8
15th percentile              143.9         121.4         102.6         222.1         188.2         157.9
Minimum                       73.6          61.0          50.4         101.0          79.4          60.3

Mean                        $163.7        $137.4        $115.6        $308.6        $263.4        $224.3
Standard deviation            31.8          26.9          23.1          79.5          69.1          60.5

Level scenario result       $178.3        $147.3        $122.1        $333.5        $280.8        $236.1
Level scenario
percentile rank               86th          84th          72nd          48th          46th          44th

==============================================================================================================

August 1997                                                                   25
--------------------------------------------------------------------------------




Noting the median value is greater than the mean for both ELIC and USG and across all discount rates, we discern that the distribution of results is positively skewed. This means that, since on average over the scenarios the yield curve is higher and steeper, the value of in force is depressed versus the level run at these higher and steeper rates.

This can be interpreted as, when the rates are increasing, the portfolio rate cannot keep up to the competitor rate thus causing excess lapses to occur. These excess lapses are occurring while the surrender charge period is coming to an end, offering little protection against loss.

These stochastic scenario results are consistent with expectations for an in-force block of business.

August 1997                                                                   26
--------------------------------------------------------------------------------



V.        Value of New Business

5.1       Methodology

The value of new business was calculated as the present value of after-tax statutory profits expected to emerge from business to be written in the ten and one-quarter year period following September 30, 1996. A provision for the cost of capital at 200% RBC also was calculated.

Future profits from life and annuity new business were projected entirely in TAS using asset/liability models representing the future anticipated asset and liability portfolios of the EIC Life Companies. The projections are quite similar to the in force projections; the major differences are that all assets are purchased/projected in TAS, there is no opening target surplus, and assumptions regarding future production amounts are required. The new business projections were made for each company, and are independent of the in-force projections.

The Company provided Tillinghast with planned production amounts for each of ELIC, USG, and GALIC, split by product line. Tillinghast translated the aggregate production amounts into amounts for specific products and cells within product (e.g., issue age, sex, underwriting criteria), generally by applying the profile of the in-force 1996 issues to the production amounts. The fourth quarter 1996 production reflects actual production amounts during that period.

Separate new business models were constructed by company containing the business indicated below.

-    Equitable Life Insurance Company of Iowa
     -    fixed deferred annuities
     -    immediate annuities
     -    life insurance
     -    variable annuities

-    USG Annuity and Life Company
     -    fixed deferred annuities
     -    immediate annuities
     -    life insurance

-    Golden American Life Insurance Company
     -    variable annuities
     -    variable life insurance.

August 1997                                                                   27
--------------------------------------------------------------------------------



5.2       Future Production

Table 5.1 below contains the assumed new business production amounts by product line and company within product line.



Table 5.1
New Business Production
$ Millions of Premium Issued
---------------------------------------------------------------------------------------------------------

Product Line                  1996 Q4        1997         1998         1999         2000       Growth (1)
Fixed Deferred Annuity
- ELIC                        $   58       $  200       $  216       $  244       $  269           10%
- USG                            219        1,134        1,241        1,407        1,548           10
                              ------       ------       ------       ------       ------       ------
- Total                          277        1,334        1,457        1,651        1,817           10%
Immediate Annuity
- ELIC                        $    5       $   21       $   24       $   26       $   28            8%
- USG                             23           96          107          118          127            8
                              ------       ------       ------       ------       ------       ------
- Total                           28          117          131          144          155            8%
Variable Annuity
- ELIC                        $   79       $  406       $  519       $  636       $  763           20%
- GALIC                          131          575          700          889        1,067           20
                              ------       ------       ------       ------       ------       ------
- Total                          210          981        1,219        1,525        1,830           20%
Life Insurance
- ELIC                        $    4       $   17       $   18       $   18       $   19            3%
- USG                              3           15           15           16           16            3
                              ------       ------       ------       ------       ------       ------
- Total                            7           32           33           34           35            3%
Variable Life Insurance
- GALIC                       $    2       $   20       $   25       $   30       $   35           12%

Grand Total                   $  524       $2,484       $2,865       $3,384       $3,872           15%


(1) represents the compound growth rate in production for each year from 2000 through 2006.

=========================================================================================================

August 1997                                                                   28
--------------------------------------------------------------------------------



The production split by company and product line within company is shown below in Table 5.2.



Table 5.2
New Business Production
$ Millions of Premium Issued
----------------------------------------------------------------------------------------------------------

Company                        1996 Q4        1997         1998         1999         2000       Growth (1)
ELIC
- Fixed deferred annuity       $   58       $  200       $  216       $  244       $  269           10%
- Immediate annuity                 5           21           24           26           28            8
- Variable annuity                 79          406          519          636          763           20
- Life insurance                    4           17           18           18           19            3
                               ------       ------       ------       ------       ------       ------
- Total                           146          644          777          924        1,079           17%
USG
- Fixed deferred annuity       $  219       $1,134       $1,241       $1,407       $1,548           10%
- Immediate annuity                23           96          107          118          127            8
- Life insurance                    3           15           15           16            1            3
                               ------       ------       ------       ------       ------       ------
- Total                           245        1,245        1,363        1,541        1,691           10%
GALIC
- Variable annuity             $  131       $  575       $  700       $  889       $1,067           20%
- Variable life                     2           20           25           30           35           12
                               ------       ------       ------       ------       ------       ------
- Total                           133          595          725          919        1,102           20%

Grand Total                    $  524       $2,484       $2,865       $3,384       $3,872           15%


(1) represents the compound growth rate in production for each year from 2000 through 2006.

==========================================================================================================

August 1997                                                                   29
--------------------------------------------------------------------------------



5.3       Value of New Business Summary

The after-tax estimates of value of new business to be written from September 30, 1996 through December 31, 2006 are given in Table 5.3, separately by company, and with a cost of capital at 200% RBC.



Table 5.3
Value of New Business
($ Millions)
---------------------------------------------------------------------
Company                             9%            11%            13%
ELIC
- After-tax book profits       $241.9         $167.0         $114.1
- Cost of capital               (41.1)         (50.4)         (56.1)
                               ------         ------         ------
- Value of new business         200.9          116.6           58.0
USG
- After-tax book profits       $335.2         $266.0         $213.6
- Cost of capital              (136.2)        (167.4)        (185.5)
                               ------         ------         ------
- Value of new business         198.9           98.6           28.1
GALIC
- After-tax book profits       $232.8         $172.0         $128.3
- Cost of capital               (58.8)         (72.5)         (80.9)
                               ------         ------         ------
- Value of new business         174.0           99.5           47.3
Total
- After-tax book profits       $809.9         $604.9         $456.0
- Cost of capital              (236.1)        (290.3)        (322.6)
                               ------         ------         ------
- Value of new business         573.8          314.6          133.4

===========================================================================


5.4       Assessment of Interest Rate Risk

5.4.1 GENERAL. Our baseline values presented above were developed using a level interest rate scenario where the September 30, 1996 Treasury yield curve is assumed to continue unchanged into the future. In fact, interest rates can and will change, although the direction and degree of such changes is unknown. Movement in interest rates will affect an insurer's crediting and investment strategies, policyholder behavior and thus liability cash flows, as well as asset cash flows. Generally, these movements will negatively impact an insurer's operations. An increasing interest rate environment will generally cause an increase in lapse and withdrawal activity, while asset market values decrease and asset prepayments decline. The opposite will generally occur in a decreasing interest rate environment, with the added risk that the insurer might be unable to meet spread targets due to the imposition of minimum

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guaranteed credited rates. Thus, interest rate movements will ordinarily result in a reduction in value.

Another important factor to assess is the interest rate environment at the time the business is issued. In the current market for fixed deferred annuities, a relatively flat yield curve will make it difficult for the insurer to meet spread targets, and the yield pick-up by investing longer will be minimal. Further contributing to the difficulty, in low interest rate environments fixed income asset yield spreads to treasuries historically have been depressed, while a high interest rate environment has historically produced higher yield spreads.

5.4.2 METHODOLOGY. One approach to assessing interest rate risk is to make projections using stochastically generated interest scenarios. In this appraisal, 200 scenarios have been used for new business, and 50 scenarios have been used for the in-force business. Value is measured as the mean result obtained over the multiple stochastic scenarios. Provision for interest rate risk is measured as the difference between the level scenario result and the mean result from the multiple stochastic scenarios.

Multi-scenario projections were made for the Company's general account business only (ELIC and USG). The separate account business of ELIC and GALIC was not included in our assessment of interest rate risk. Cost of capital has been reflected at a 200% RBC level.

5.4.3 RESULTS. The provision for new business interest rate risk is shown below in Table 5.4. Values include the cost of capital at 200% RBC and exclude separate account business.



Table 5.4
Provision for Interest Rate Risk
Value of New Business After Cost of Capital
ELIC and USG General Account Only
($ Millions)
------------------------------------------------------------------------------
                                                9%            11%          13%
ELIC
- Baseline - level scenario                $ 67.1         $ 37.2       $ 16.1
- 200 scenarios - mean value                 64.5           32.4         10.1
                                           ------         ------       ------
- Provision for interest rate risk         $  2.6         $  4.7       $  6.0
USG
- Baseline - level scenario                $198.9         $ 98.6       $ 28.1
- 200 scenarios - mean value                213.1           94.4         12.5
                                           ------         ------       ------
- Provision for interest rate risk         $(14.1)        $  4.2       $ 15.7

Interest Rate Risk - Total Provision       $(11.5)        $  8.9       $ 21.7

==============================================================================

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5.4.4 DISCUSSION OF RESULTS. In Table 5.4, a positive provision represents a reduction in value due to interest rate risk. A negative provision indicates an increase in value over the level interest scenario result. Depending on the discount rate utilized, the results in Table 5.4 reflect either an increase or a decrease in value due to interest rate risk. This result is somewhat unusual, and further analysis was performed.

In the new business projections, business is issued each year through 2006. Using multiple stochastic scenarios, the business is issued in many different interest rate environments - some more favorable than the September 30, 1996 yield curve and some less favorable. On average, the stochastically generated scenarios will be more favorable than the September 30, 1996 yield curve. This occurs because the TAS scenario generator utilizes a mean reversion process where the generated scenario rates are "pulled" towards target rates. The target rates used for this appraisal are equal to the average actual treasury interest rates observed in the ten year period prior to September 30, 1996. For the 90-day and 10-year scenario rates, the mean reversion targets used are 5.68% and 7.54% respectively, compared to the September 30, 1996 starting values of 5.17% and 6.72%.

Although the mean reversion function is relatively weak, on average and over time, the stochastically generated scenarios will reflect a higher and somewhat steeper yield curve than the level scenario. This can be seen from the scenario distribution reports contained in Appendix F. Thus, the projected future environment for issuing business is, on average, somewhat more favorable than the environment at September 30, 1996.

Initially, new business projections were performed using the same 50 scenario set used for assessing interest rate risk on the in-force business. This 50 scenario set produced very volatile results, depending on the particular scenario. Results were relatively stable for the 50 scenario in force projections (see Table 4.6). Given the high volatility of the new business results, and in order to reduce any sampling error resulting from using too few scenarios, we conclude that more scenarios were needed to improve the convergence of the results. Thus, we expanded to 200 stochastic scenarios for subsequent new business projections. Such expansion was not necessary for the in-force projections because of the much lower volatility resulting from the 50 scenario set.

Table 5.5 below presents the distribution of results for the new business projections using 200 scenarios. The business included is the general account business of ELIC and USG only. Cost of capital is included at 200% RBC.

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
Table 5.5
Distribution of 200 Scenario Results
Value of New Business After Cost of Capital
ELIC and USG General Account Business Only
($ Millions)
-------------------------------------------------------------------------------------------------------

                                           ELIC                                    USG
                                 9%           11%          13%           9%           11%           13%
Maximum                     $163.4        $ 72.1       $ 44.6       $912.7        $425.8        $224.3
85th percentile               86.6          47.7         22.0        354.9         193.7          86.8
75th percentile               78.1          42.1         17.8        285.7         146.4          50.9
Median                        61.5          32.7         11.1        185.4          81.7           7.8
25th percentile               48.5          21.6          2.6        115.1          34.2         -33.7
15th percentile               40.8          17.1         -0.4         71.6          -2.5         -56.1
Minimum                       -0.1         -21.3        -35.1       -155.9        -182.7        -204.3

Mean                        $ 64.5        $ 32.4       $ 10.1       $213.1        $ 94.4        $ 12.5
Standard deviation            24.9          16.1         12.3        154.3         100.9          71.9

Level scenario result       $ 67.1        $ 37.2       $ 16.1       $198.9        $ 98.6        $ 28.1
Level scenario
percentile rank               61st          65th         70th         54th          57th          62nd

=======================================================================================================

The values in Table 5.5 vividly depict the volatility in the results, especially for USG which issues a greater proportion of fixed deferred annuity business than does ELIC. Especially noteworthy is that the USG mean result with a 9% discount rate is $14.1 million greater than the level scenario result, even when the mean is based on 200 scenarios.

In trying to understand this result, we considered a number of factors. We examined various years of issues separately, and compared results of multiple scenarios to the level scenario result. Our analysis is presented below in Table
5.6. This analysis was performed only on the USG fixed deferred annuity new business for selected issue years. Cost of capital is included at 200% RBC. For the values contained in Table 5.6, the multi-scenario projections were performed using the original 50 scenario set.

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
Table 5.6
Test Projection Values - Value of New Business After Cost of Capital
USG Fixed Deferred Annuity Only
($ Millions)
----------------------------------------------------------------------------------------------------------

Issue Year                Scenario(s)                       9%          11%          13%     Statutory ROI

1997 only                    level                       $ 16.4        $ 8.8        $ 2.8      14.1%
2000                         level                         20.8         11.7          5.1      15.1
2003                         level                         21.8         11.8          5.1      15.3
2006                         level                         22.5         11.6          4.8      15.4

1997 only                50 stochastic                   $ 13.0        $ 5.2       $ (0.9)     12.4%
2000                     50 stochastic                     22.4         12.0          4.4      14.2
2003                     50 stochastic                     26.9         14.6          6.2      14.4
2006                     50 stochastic                     32.9         18.0          8.6      15.6

                                                   Provision for interest rate risk
                                                        (level - 50 stochastic)
1997 only                                                 $ 3.4        $ 3.6        $ 3.6
2000                                                       (1.6)        (0.3)         0.7
2003                                                       (5.0)        (2.8)        (1.1)
2006                                                      (10.4)        (6.4)        (3.7)

Note:  A positive provision indicates a reduction in value; a negative provision indicates an increase in value

==========================================================================================================

A number of observations can be drawn about the fixed deferred annuity new business from the information presented in Table 5.6.

- The business is more profitable the further into the future it is issued. There are four reasons for this:

     - The acquisition expense percentage of premium factor grades from 1.1% in 1997 to 0.9% in 2006, reflecting anticipated economies of scale.

     - In 1997 and 1998, calendar year lapse multiples of 1.25 and 1.10 are applied to the base lapse rates for some model plans (this explains the reduced profitability of the 1997 issues).

     - For the stochastic scenario projections, the future yield curve is, on average, more favorable than a continuation of the September 30, 1996 yield curve.

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     -    The relative proportions of business issued in later years is more favorable to higher yielding products.

- For 1997 issues only, the more customary provision for interest rate risk is exhibited.

- For 2000, 2003, and 2006, the unusual provision for interest rate risk is exhibited, due to the following factors:

     - The 50 scenario set is on average, much more favorable than a continuation of the opening September 30, 1996 yield curve.

     - The increased profitability due to the acquisition expense reduction into the future.

     - The influence of the above two factors is stronger than the negative influence from other factors which affect profitability in changing interest rate environments.

- A multiple scenario set consisting of 50 scenarios is perhaps too few scenarios to provide an acceptable level of sampling error in the scenario set, given high volatility of results such as contained in Table 5.5.

From this analysis, our scenario set for new business was expanded to 200 scenarios and the values presented above in Table 2.6 were developed. Given the influence of several different factors discussed above, we believe the new business provision for interest rate risk, as presented in Table 2.6, is appropriate for this appraisal.

The 200 scenario set was generated using the same parameters as the 50 scenario set for the in-force business. In fact, the first 50 of the 200 scenarios are identical to the 50 scenario set.

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VI.       Experience Assumptions

Assumptions relating to the future operating experience of the EIC Life Companies are based on actual experience where available and credible. Where the available information was limited, we have based the assumptions on our own general experience and knowledge, giving regard to the Company's products and the nature of their business, and the current experience of the U.S. life insurance market in general.

The derivation of key assumptions is considered in the remainder of this section. A complete description of all liability side experience assumptions is given in Appendix E.

6.1       Interest Crediting Strategy

6.1.1 FIXED DEFERRED ANNUITIES. EIC uses a new money approach at issue and grades to a portfolio based strategy over four or five years. Spread targets are developed in the Company's pricing to meet target profit objectives. The Company closely monitors credited rates, portfolio and new money rates, earned spreads, and competitors' rates and holds meetings at least monthly to set policy. Historically, the Company has been able to exceed its spread targets, in some cases by a considerable margin, although recent issues are at or slightly below target spreads.

For in-force business, credited rates are reset on contract anniversaries using a portfolio yield rate (before provision for default) less a spread. The historical weighted average gross portfolio spreads are as follows:



As of date             Gross Spread (basis points)

12/31/94                           313
12/31/95                           313
09/03/96                           315



The assumed spread is 314 basis points. The credited rates are constrained not to exceed the competitor rate definition by more than 50 basis points, and are subject to the minimum guaranteed rate.

For new business, pricing spread targets are assumed. At issue, credited rates are set based on the competitor rate definition, taking into account the relative competitiveness of the particular product (based on an assessment of the pricing spread targets), as well as any first year interest bonus the product may have. The portfolio yield and pricing spread targets are phased in over a four-year period from issue for non-bonus products, and over a five-year period for bonus products. After the phase-in, credited rates are constrained to not exceed the competitor rate by more than 50 basis points, and not be less than the minimum guaranteed rate (which applies in all years).

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The Company's pricing spread targets have historically been exceeded as demonstrated by:



As of date             Gross Spread (basis points)

12/31/94                            69
12/31/95                            69
09/03/96                            70



The excess spread is comprised on two components. The first is the changing of asset mix which has resulted in a shifting in asset classes while leaving historical pricing margins unchanged.

The second reason for excess spread is the performances of the asset managers. The pricing margin is established from a pre-defined basket of securities. To the extent that the securities in the basket are not available or deliberate variation from the basket occurs, the resulting spread earned will differ from the pricing margin. The combination of the historically high excess spread and the excess spread earned year-to-date May 1997 of nine basis points, it was decided to include an excess spread in the new business projection.

We have increased the new business pricing spreads by 10 basis points phased in over the first five policy years. In addition, market yields associated with new asset purchases have been increased by 10 basis points phased in over the first five projection years. These two actions result in an effective 10 basis points increase in realized spread, with no change to the credited rates.

6.1.2 VARIABLE ANNUITIES - GENERAL ACCOUNT. For the small amount of this business in ELIC, credited rates are set equal to the 90-day treasury rate less a spread of 210 bp. For GALIC, the fixed portion credited rate is set equal to the portfolio earned rate less 200 bp (in the first contract year, a 2% bonus effectively reduces the spread to zero).

6.1.3 VARIABLE ANNUITIES - SEPARATE ACCOUNT. Net of the investment advisory fee, a 9% annual growth rate applies to separate account annuity funds.

6.1.4 LIFE INSURANCE - GENERAL ACCOUNT. For both in force and new business, credited rates are set equal to the net portfolio earned rate less a spread. The spreads vary by product, and equal the pricing spread targets.

6.1.5 VARIABLE LIFE INSURANCE. The fixed account funds are credited a portfolio earned rate less a 200 basis point spread. Separate account funds are assumed to grow at a 9% annual rate net of the investment advisory fee.

6.2 Withdrawal and Lapse Rates

6.2.1 FIXED DEFERRED ANNUITIES. The Company monitors deferred annuity withdrawal experience closely and provided Tillinghast with experience studies for 1995, 1996, 1997


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(through June 30), as well as inception-to-date, for over 95% of the business.
Products are organized into 10 groups and withdrawal experience is developed by group.

From the experience studies, Tillinghast developed base withdrawal, free partial withdrawal, and annuitization decrements as set forth in Appendix E. Recent trends in experience were considered by looking at the pattern of experience from 1995 to 1996, and through the first six months of 1997. For some experience groups, calendar year adjustment factors were included to recognize trends. Generally, factors of 1.25 for 1997, and 1.10 for 1998 were used in these instances. We do not believe the recent increase in withdrawal experience is permanent. The Company has not changed its crediting strategy or the relative competitiveness of its products. Interest rates have been fairly stable recently. We believe that the strong equity market performance has led to increased withdrawal activity at the Company. As such, we do not believe this activity will continue indefinitely, and therefore have increased withdrawal rates only through 1998.

Dynamic withdrawal activity is controlled by an exponential function with parameters developed by Tillinghast. The function is one-sided -- withdrawal activity may increase in response to market forces but it cannot decrease below the base level.

6.2.2 LIFE INSURANCE - GENERAL ACCOUNT. Lapse rates for life business were based on the Company's 1996 cash flow testing as documented in the actuarial memoranda prepared by the appointed actuary. For the more recently issued life business, the Company provided experience studies as of June 30, 1996, which Tillinghast used to verify the integrity of the lapse assumptions. For older life business, the Company provided a dynamic validation which related the results of the cash flow testing projections to actual experience. From this information, we concluded that the older life business lapse rates are reasonable.

6.2.3 VARIABLE LIFE AND ANNUITIES. Lapse and withdrawal rates are the same as used for 1996 cash flow testing, as contained in the actual memorandum. These rates are, in our opinion, reasonable for this type of business. The dynamic validation process indicated that these rates are reflective of recent experience, and, in fact, may be slightly conservative.

6.3       Mortality

6.3.1 LIFE INSURANCE. Mortality experience studies were performed by the Company covering 1986-1991 policy anniversaries. From these studies, the Company developed mortality assumptions which are used for cash flow testing and other internal projections. We used the same mortality assumptions as were used for cash flow testing. The Company has recently experienced very favorable mortality compared to its experience tables. This was confirmed in our own dynamic validation process; however, no reduction in mortality has been made since we do not expect the favorable mortality experience to continue.

6.3.2 ANNUITIES. Mortality is a much less significant assumption for deferred annuities than for life insurance. We used the Company's mortality assumption for cash flow testing, which is 84% of the 1975-80 Basic Male Ultimate Table. This assumption was developed by the Company based on a recent experience study.

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6.4       Expenses

The Company conducts an expense analysis annually for all of its business. Such analysis forms the basis for the expense assumptions used by the appointed actuary in cash flow testing. Expenses are split into maintenance, overhead, and acquisition. Maintenance and overhead expenses are reflected in cash flow testing, while acquisition expenses are included and evaluated in the development of the corporate plan. The company annually computes expense "allowables" based on the unit costs included in pricing and the corporate plan, and manages actual expenses compared to allowables.

For our projections, we have used the cash flow testing expense assumptions for the in force business. For new business, we have used pricing expenses. Premium tax of 2% has been included only for life business; premium tax on annuity business is passed directly to contractholders and thus is not modeled. Taxes, licenses and fees (excluding premium tax) expense is included as a fixed expense at the model level (applied to the in force only). Guarantee fund assessment cash payments are also included as fixed expenses in the in force models.

The expenses produced by our projection models in 1997 and 1998 were compared to actual expenses for 1995 and 1996 via the dynamic validation process. This confirmed that our projected expenses reasonably reflect recent expense amounts incurred by the Company.

Detailed expense assumptions are contained in Appendix E.

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VII.          Asset Assumptions

Appendix F describes the assumptions and parameters used for projecting assets.

7.1       Interest Rate Scenarios

Future economic conditions are expressed as sets of quarterly U.S. Treasury yield curves. Market yields for the various asset types are derived from the Treasury yield curves.

The baseline projection uses a level interest scenario, where the September 30, 1996 Treasury yield curve is assumed to continue unchanged into the future. A stochastic approach was also used (see Tables 2.5 and 2.6) to measure the effect of future interest rate changes (this was done only for the general account business of ELIC and USG). Here, values are calculated based on the mean result obtained using stochastically generated interest rate scenarios (50 for in-force business and 200 for new business). The method used to generate the scenarios is described in Appendix F.

The September 30, 1996 yield curve is given in Table 7.1. The rates are constant maturity treasuries expressed on a nominal, semiannual (bond-equivalent) basis.



Table 7.1
Yield Curve at September 30, 1996
-----------------------------------------------


Maturity             Nominal Semi-Annual Rates

90 day               5.17%
180 day              5.37
1 year               5.71
2 years              6.10
3 years              6.28
5 years              6.46
7 years              6.60
10 years             6.72
20 years             7.05
30 years             6.93

================================================


7.2       Asset Category Assumptions

Asset categories are used to define market yield rates, investment expenses, default rates, and prepayment and extension parameters. A separate asset category is used for each asset type and quality rating. Market yield rates are calculated by applying multiples and spreads to the scenario Treasury rate for the maturity equal to the weighted-average life of the asset category.


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The market yield multiples and spreads were developed by Tillinghast based on regression analysis using market yield data generally over a recent 20-year period. Spreads were adjusted, as appropriate, to more closely reflect market yield conditions in effect at September 30, 1996.

The initial market spreads are linearly increased over a five-year period to an ultimate spread which is 10 basis points higher.

7.3       Investment Strategy

Investment and reinvestment assumptions reflect EIC's planned investment strategy as provided to Tillinghast. Disinvestment assumptions were developed by Tillinghast. The explicit strategies are contained in Appendix F.

7.4       Externally Projected Assets

Most of the September 30, 1996 existing assets were projected outside of TAS. The Company provided Tillinghast with asset projections made using Capital Management Science's BondEdge system. BondEdge was used for all existing corporate bonds and mortgage-backed securities, while existing commercial mortgages were projected in TAS. Positive cash flow during the projection is used to purchase assets within TAS according to the specific investment strategy.

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VIII.             Tax Considerations

Taxable income was derived from pretax statutory earnings allowing for differences between statutory and tax reserves and for the capitalization and amortization of amounts under the proxy DAC regulations.

Proxy DAC tax balances outstanding at September 30, 1996 were supplied by the Company. Future capitalized amounts were determined using the percentages of premium specified in the regulations, with consideration to the proportion of tax-qualified business written.

No existing loss carryforwards have been included in the projections.

Federal income tax was calculated as 35% of taxable income. Capital gains are included in taxable income. Full and immediate credit was given for taxable losses.

No purchase-related federal income taxes have been reflected in the appraisal values.

Exhibit 6 (Taxes, Licenses and Fees) expenses, excluding premium taxes, were reflected as model level aggregate expense amounts. Premium taxes for life insurance were covered by a percent of premium expense. Premium taxes were not included for either deferred or immediate annuity business as these charges are passed directly to contractholders.

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IX.       Reliances and Limitations

9.1       Reliances

In developing this report, Tillinghast relied upon data and information supplied by EIC's management. Reliance is placed upon the accuracy and completeness of this data and information. Although we did not independently verify the accuracy and completeness of this data and information, we did review certain of this data and information for reasonableness and consistency with our knowledge of the insurance industry.

Reliance is placed upon, but not limited to:

- information concerning construction of the Company's in-force and new business models on TAS, including the determination of model plans, model plan assignments for nonmodel plans of annuities and insurance, and criteria for the selection of representative issue ages, issue dates, and premium modes

- information concerning the model plans of annuities and insurance, such as policy forms, premium rates, dividend scales, paid-up addition purchase rates, cost of insurance rates and tables, product loads, policy fees, and policy and contract specific current and at-issue credited interest rates

-    information contained in reinsurance treaties

-    asset inventory information as of September 30, 1996

- detailed asset information as of September 30, 1996, including call, prepayment, and sinking fund information, commercial mortgage payment and prepayment terms, and mortgage maturity dates

-    historical asset default studies

- asset information which the Company input to the CMS BondEdge asset projection system; reconciliation of the asset information on CMS BondEdge to the quarterly statutory statements

- information contained in the Equitable Life Companies' unaudited Quarterly Statutory Statements as of September 30, 1996 and the Annual Statutory Statements as of December 31, 1995 and December 31, 1996

- information contained in the 1996 Actuarial Memorandum for ELIC, USG, and GALIC

- policy forms, product description materials, and sales materials for the model plans

- experience studies provided for lapse and withdrawal activity, mortality, and partial withdrawals

-    Equitable Life Companies' expense analysis

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-    information as to commissions, vesting, and other sales compensation levels and practices

- information regarding current and anticipated earned interest spreads and crediting strategies

-    information regarding the Company's future investment strategies

- information as to current and expected market yields for the September 30, 1996 commercial mortgage portfolio and for all assets to be purchased by future cash flows

- information related to book to tax value differences contained in the asset portfolio as of December 31, 1996

- new business production information for 1995, 1996, and the Company's forecast for 1997 through 2006

- projections of bond and mortgage-backed security cash flows made by the Company using BondEdge

-    outstanding proxy DAC tax balances as of September 30, 1996

- outstanding IMR balances as of September 30, 1996 and the respective amortization schedules.

9.2       Limitations

This report is subject to the following limitations:

- In accordance with the letter of engagement dated June 5, 1997, this report and the opinions and conclusions contained herein are for the internal use of EIC management and its independent advisors (provided such advisors agree in writing not to reference or distribute the report to any other party). This report is not to be referenced or distributed to any other party without Tillinghast's prior written consent. EIC agrees neither to refer to Tillinghast nor to include the value or other information contained in this report in any proxy statement or other policyholder or shareholder communication or in any registration statement or offering material (or in any fairness opinion prepared by your professional advisors), prepared in connection with the public offering or private placement of any security, without Tillinghast's prior written consent. In the event that Tillinghast, in our sole discretion, agrees to be expertized in connection with any opinion we may render, such agreement will be subject to the approval by the board of directors of Towers, Perrin, Forster & Crosby, Inc. or its designate.

- Tillinghast has performed the work assigned and has prepared this report in conformity with its intended utilization by a person(s) technically competent in the areas addressed and for the stated purposes only. Judgments as to the data contained in the report should be made only after studying the report (including appendices) in its entirety. Furthermore, members of the Tillinghast staff are available to explain and/or amplify any matters presented herein, and it is assumed that the user of this report will seek such explanation and/or amplification as to any matter in question.



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-    The data and information that Tillinghast has received from the Company and relied upon in calculating values included in this report have not been audited. Further, Tillinghast has not independently verified the accuracy and completeness of any of the information relied upon in developing our estimates of value.

- The "as of" date of this actuarial appraisal is September 30, 1996. Tillinghast has no obligation to reflect the impact of any significant events that have taken place since that date nor are we obliged to update this report for such significant events.

- Tillinghast has reflected federal income tax as described in Section VIII. In addition, the impact of the Deferred Acquisition Cost tax (DAC Tax) required by the Revenue Reconciliation Act of 1990 has been reflected. The terminology of DAC Tax in unrelated to and should not be confused with deferred acquisition costs as addressed under generally accepted accounting principles.

- Tillinghast has made no attempt to independently determine the quality of the current asset portfolios of the EIC Life Companies.

- No attempt has been made by Tillinghast to determine the effect on value of any claims by or against EIC, other than from policyholders in the normal course of business. Also, Tillinghast has not examined policyholder records for the purpose of determining compliance with tax definitions of life insurance.

- In completing this report, Tillinghast has not considered the effect of SFAS 115 on the company's future investment strategies.

-    Tillinghast has not reviewed EIC's company pension plan obligations.

- Although we have developed model projections in conformity with what we believe to be the current and proposed operation environments and the "most probable" future experience within such environments, it should be recognized that actual future results will vary from those projected. Deviations in the parameters used to reflect the environment could alter the projected results substantially. These parameters include reinsurance practices, management direction, insurance regulations, accounting practices, federal and local taxation, and external economic factors such as inflation rates and available investment yields. Finally, deviations from "most probable" experience are normal and are to be expected. Even without any change in perceived environments, and in parameters used to reflect them, actual results from year-to-year will vary from those projected because of normal random fluctuations.

- Tillinghast has not included a specific provision in these projections for the potential impact of Acquired Immune Deficiency Syndrome (AIDS) mortality, beyond that reflected in the company's historic experience.

- The discount rates used in this report (9%, 11%, and 13%) are intended to represent three different levels of investor requirements. These rates were chosen as samples of rates that, in Tillinghast's experience, prospective investors currently consider reasonable for the types of business written by insurance companies today. However, Tillinghast makes no judgment or representation that these rates are appropriate for any particular investor. In this regard, Tillinghast will provide values at other discount rates upon request.

                                   APPENDICES

Tillinghast has advised the Company that for a complete evaluation of the Actuarial Appraisal, the Actuarial Appraisal should be read in its entirety (including appendices). Copies of the Actuarial Appraisal, together with the appendices thereto, are available to shareholders of the Company by contacting Paul E. Larson, Executive Vice President and Chief Financial Officer of the Company, at (515) 698-7600.